EXHIBIT 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of March 11, 2015 between Marinus Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Christopher M. Cashman (the “Employee”).

Recital:

The Employee has been employed by the Company pursuant to an Employment Agreement dated as of November 2, 2012 (the “Prior Agreement”).  The parties desire to enter into this Agreement to amend and restate the Prior Agreement so as to provide for the continued employment of the Employee by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.                                      Duties.  The Company agrees that the Employee shall be employed by the Company to serve as Chief Executive Officer of the Company.  The Employee shall report to the Board of Directors of the Company.  The Employee agrees to be so employed by the Company and to devote his best efforts to advance the interests of the Company and to perform such executive, managerial, administrative and financial functions as are required to develop the Company’s business and to perform other duties assigned to the Employee by the Board of Directors of the Company (the “Board”) that are consistent with the Employee’s position as Chief Executive Officer.

2.                                      Term.  The Employee’s employment under this Agreement shall continue in effect until terminated pursuant to Section 4 of this Agreement.

3.                                      Compensation.

(a)                                 Salary.  During the term of the Employee’s employment under this Agreement, the Employee shall be paid an annual salary at the rate of not less than $470,000 (the “Base Salary”).  The Base Salary may be increased from time to time by the Board.  The Board shall review the Base Salary at least annually at the end of each fiscal year of the Company.  The Base Salary shall be paid in accordance with the Company’s regular payroll practices.

(b)                                 Annual Bonus.  At the end of each fiscal year of the Company that ends during the term of this Agreement, the Board shall consider the award of a performance bonus to the Employee for such fiscal year in an amount of up to 50% of the Employee’s Base Salary (the “Target Bonus”) based upon the achievement of performance objectives established annually by the Board or its Compensation Committee.  Whether the performance objectives for any year have been achieved by the Employee shall be determined by the Board or its Compensation Committee.  Notwithstanding the foregoing, all bonuses shall be paid within two and one-half months after the close of each year.

(c)                                  Equity Incentive Programs.  The Employee shall be eligible to participate in equity incentive programs established by the Company from time to time to provide stock options and other equity-based incentives to key employees of the Company in accordance with the terms of those programs.  All stock options and restricted stock awards granted to the Employee that vest over time shall, if the Employee’s employment is terminated by the Company without Cause in accordance with Section 4(d) or the Employee resigns from the Company’s employ for Good Reason in accordance with Section 4(e), in each case upon or during the twelve-month period that immediately follows a Change of Control (as defined in Section 4(h)), become fully vested upon the termination of the Employee’s employment to the extent permitted by the terms of the applicable plan and subject to the satisfaction by the Employee of the requirements of Section 4(g) of this Agreement.

(d)                                 Vacation and Fringe Benefits.  The Employee shall be entitled to 20 days’ paid vacation, plus an additional two floating holidays and two personal days, as per Company policy to be established.  The Employee shall be entitled to participate in all insurance and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Company.

(e)                                  Reimbursement of Expenses.  The Employee shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by the Employee on behalf of the Company, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Company as in effect from time to time.

4.                                      Termination.

(a)                                 Death.  This Agreement shall automatically terminate effective as of the date of the Employee’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee’s estate:  (i) any portion of the Employee’s Base Salary for the period up to the Employee’s date of death that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(b)                                 Total Disability.  The Company may terminate the employment of the Employee immediately upon written notice to the Employee in the event of the Disability (as that term is hereinafter defined) of the Employee, in which event, the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.  The term “Disability,” when used herein, shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable or incompetent to carry out the job responsibilities that the Employee held or the tasks that the Employee was assigned at the time the disability commenced, as determined by the Board and supported by the opinion of a physician.  The Employee shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician.

(c)                                  Termination by the Company for Cause.  The Company may terminate the Employee’s employment hereunder upon written notice to the Employee for any of the following reasons:  (i) the Employee’s misuse of alcoholic beverages, controlled substances or other narcotics, which misuse has had or is reasonably likely to have a material adverse effect on the business or financial affairs of the Company or the reputation of the Company; (ii) failure by the Employee to cooperate with the Company in any investigation or formal proceeding; (iii) the commission by the Employee of, or a plea by the Employee of guilty or nolo contendere with respect to, or conviction of the Employee for, a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), a crime involving moral turpitude, or any other offense that results in or could result in any prison sentence; (iv) adjudication as an incompetent; (v) a breach by the Employee of any material term of this Agreement, including the Employee’s failure to faithfully, diligently and adequately perform the Employee’s duties under this Agreement, that is not corrected within ten days after written notice from the Company, which notice shall set forth the nature of the breach; (vi) violation in any material respect of any of the Company’s rules, regulations or policies; (vii) gross insubordination by the Employee in the performance of the Employee’s duties under this Agreement; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of the Board, has had a material adverse effect on the reputation of the Company or the Employee; (ix) any continued or repeated absence from the Company, unless the absence is approved or excused by the Board or the result of the Employee’s illness, disability or incapacity (in which event the provisions of Section 4(b) hereof shall control); or (x) misappropriation of any funds or property of the Company, theft, embezzlement or fraud.  In the event that the Company shall discharge the Employee pursuant to this Section 4(c), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(d)                                 Other Termination by the Company.  The Company may terminate the employment of the Employee for any reason other than one specified in Section 4(b) or 4(c) hereof immediately upon written notice to the Employee, in which event the Employee shall be entitled to receive:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any benefits that have accrued to the Employee under the terms of any employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans; and (iii) subject to the satisfaction of the provisions of Section 4(g) and the compliance by the Employee with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Company, (A) the Employee’s Base Salary for a period of twelve months, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices, with an accelerated payment of any balance upon the occurrence of a Change in Control; provided, however, that if such termination of employment shall occur within three months before or within twelve months after the occurrence of a Change in Control (such period being referred to herein as the “Change in Control Period”), the severance payable to the Employee shall be increased to an amount equal to the Employee’s Base Salary for a period of 24 months and be payable in a single lump sum payment, less applicable taxes and withholdings; (B) payment or reimbursement (upon presentation of proof of payment) of the Employee’s medical insurance premiums at the same level as was in effect on the termination date for a period of twelve months, which period shall increase to 24 months if such termination of employment shall occur within the Change in Control Period; and (C) if such termination of employment shall occur within the Change in Control Period, an amount equal to the Employee’s Target Bonus for the year in which such employment termination shall occur, prorated based on the relative number of days in such year during which the Employee was employed by the Company and/or its successor in the Change in Control, payable in a single lump sum payment, less applicable taxes and withholdings.  Any severance payments and lump sum payments due hereunder shall commence as soon as administratively feasible within 60 days after the date of the Employee’s termination of employment provided the Employee has timely executed and returned the Release referred to in Section 4(g) and, if a revocation period is applicable, the Employee has not revoked the Release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year.  On the date that severance payments commence, the Company will pay the Employee in a single lump sum payment, less applicable taxes and withholding, the severance payments that the Employee would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the severance payments to be paid as originally scheduled.

(e)                                  Termination by the Employee for Good Reason.  The Employee may terminate the Employee’s employment by providing written notice to the Company of a breach constituting Good Reason.  “Good Reason” shall be deemed to exist with respect to any termination of employment by the Employee for any of the following reasons:  (i) a reassignment of the Employee to a location outside the Greater Philadelphia area; (ii) any material failure by the Company to comply with any material term of this Agreement; (iii) the demotion of the Employee to a lesser position than described in Section 1 hereof or a substantial diminution of the Employee’s authority, duties or responsibilities as in effect on the date of this Agreement or as hereafter increased; or (iv) a material diminution of the Executive’s Base Salary and benefits, in the aggregate, unless such reduction is part of a Company-wide reduction in compensation and/or benefits for all of its senior executives.  If the Employee shall terminate the Employee’s employment hereunder for Good Reason, the Employee shall be entitled to receive the same payments and benefits on the same terms and conditions as would be applicable upon a termination of the Employee’s employment by the Company without Cause, as provided in Section 4(d) and subject to the satisfaction of the other provisions of this Section 4(e).  The Employee may not resign with Good Reason pursuant to this Section 4(e), and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Employee, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Employee believes to constitute “Good Reason” and identifies the particular clause of this Section 4(e) that the Employee contends is applicable to such act or failure to act; (B) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Employee of the Employee’s employment relationship with the Company, and (C) the Employee actually resigns from the employ of the Company on or before that date that is six calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.”  If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by the Employee from the employ of the Company shall not be deemed to have been for “Good Reason,” the Employee shall not be entitled to any of the benefits to which the Employee would have been entitled if the Employee had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Employee under this Section 4(e) had the Employee resigned with “Good Reason.”

(f)                                   Other Termination by the Employee.  The Employee may terminate the Employee’s employment for any reason other than one specified in Section 4(e) upon at least 30 days’ prior written notice to the Company, which notice shall specify the effective date of the termination.  In the event the Employee shall terminate the Employee’s employment pursuant to this Section 4(f), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(g)                                 Execution of Release.  The Employee shall not be entitled to any payments or benefits under Sections 4(d) or 4(e) unless the Employee executes and does not revoke a Release and Agreement (the “Release”), as drafted at the time of the Employee’s termination of employment, including, but not limited to:

(i)                                     an unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to the Employee, against the Company, its affiliates or assigns, through the date of the Employee’s termination from employment other than post-termination payments and benefits pursuant to this Agreement;

(ii)                                  a representation and warranty that the Employee has not filed or assigned any claims, charges, complaints, or grievances against the Company, its affiliates, or assigns;

(iii)                               an agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of the Release;

(iv)                              a mutual agreement to maintain the confidentiality of the Release or disclose the reasons for any termination of employment;

(v)                                 an agreement not to disparage the Company or its officers, directors, stockholders, products or business; and

(vi)                              an agreement to indemnify the Company, or its affiliates or assigns, in the event that the Employee breaches any portion of this Agreement or the Release.

Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(h)                                 Definition of Change in Control.  As used in this Agreement, the term “Change in Control” means:

(i)                                     any merger or consolidation in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction;

(ii)                                  any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities; provided, however, that, no Change in Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in the Company in a capital-raising transaction; or

(iii)                               any sale, transfer, exclusive worldwide license or other disposition of all or substantially all of the assets of the Company; or

(iv)                              within any 24-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 4(h)(iv), unless such election, recommendation or approval was the result of an actual or threatened contested election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor provision.

(i)                                    Base Salary Continuation.  The Base Salary continuation set forth in Sections 4(d) and (e) above shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)).  To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives.  Solely for purposes of Code section 409A, each installment payment is considered a separate payment.  Notwithstanding any provision in this Agreement to the contrary, in the event that the Employee is a “specified employee” as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Employee’s termination of employment or before the date of the Employee’s death, if earlier.

(j)                                    Parachute Provisions.  Notwithstanding any provisions of this Agreement to the contrary:

(i)                                     If any of the payments or benefits received or to be received by the Employee in connection with the Employee’s termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Employee shall receive the Total Payments and be responsible for the Excise Tax; provided, however that the Employee shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount (defined below) if (A) the net amount of such Total Payments, as so reduced to the Safe Harbor Amount (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments).  The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.

(ii)                                  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm that was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and

Employee, shall be selected.  The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(iii)                               In the event it is determined that the Safe Harbor Amount is payable to Employee, then the severance payments provided under this Agreement that are cash shall first be reduced on a pro rata basis, and the non-cash severance payments shall thereafter be reduced on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

5.                                      Non-Disclosure and Non-Competition.

(a)                                 Non-Disclosure.  The Employee acknowledges that in the course of performing services for the Company, the Employee will obtain knowledge of the Company’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, names and positions of employees and/or other proprietary and/or confidential information (collectively the “Confidential Information”).  The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, and the Employee agrees not to use any of the Confidential Information for the Employee’s own benefit or to the detriment of the Company without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by the Employee.  The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

(b)                                 Non-Competition.  The Employee agrees that, during the Employee’s employment by the Company hereunder and for an additional period of one year after the termination of the Employee’s employment hereunder, neither the Employee nor any corporation or other entity in which the Employee may be interested as a partner, trustee, director, officer, employee, agent, shareholder, lender of money or guarantor, or for which the Employee performs services in any capacity (including as a consultant or independent contractor) shall at any time during such period (i) be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined) or (ii) solicit, hire, contract for services or otherwise employ, directly or indirectly, any of the employees of the Company.  For purposes of this Section 5(b) the term “Competitive Business” shall mean any firm or business organization that competes with the Company in the development and/or commercialization of drugs that prevent or treat partial complex seizures, post-traumatic stress disorder or fragile-x syndrome or any other Ganaxolone-related technology, product or service being developed, manufactured, marketed, distributed or planned in writing by the Company at the time of termination of the Employee’s employment with the Company. The foregoing prohibition shall not prevent any employment or engagement of the Employee, after termination of employment with the Company, by any company or business organization not substantially engaged in a Competitive Business as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to any product or service being developed, manufactured, marketed, distributed or planned in writing by the Company at the time of termination of Employee’s employment with the Company.  The Employee’s ownership of no more than 5% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section 5(b).  The Employee is entering into this covenant not to compete to continue the Employee’s undertaking in the Prior Agreement and in consideration of the additional agreements of the Company in this Agreement, including but not limited to the rights of the Employee set forth in Sections 4(d) and 4(e).

6.                                      Inventions and Discoveries.

(a)                                 Disclosure.  The Employee shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Company, solely or jointly with others), during the period of the Employee’s employment with the Company that (i) result from, arise out of, or relate to any work, assignment or task performed by the Employee on behalf of the Company, whether undertaken voluntarily or assigned to the Employee within the scope of the Employee’s responsibilities to the Company, or (ii) were developed using the Company’s facilities or other resources or in Company time, or (iii) result from the Employee’s use or knowledge of the Company’s Confidential Information, or (iv) relate to the Company’s business or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (collectively referred to as “Inventions”).  The Employee hereby acknowledges that all original works of authorship that are made by the Employee (solely or jointly with others) within the above terms and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  The Employee understands and hereby agrees that the decision whether or not to commercialize or market any Invention developed by the Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty shall be due to the Employee as a result of the Company’s efforts to commercialize or market any such Invention.

(b)                                 Assignment and Transfer.  The Employee agrees to assign and transfer to the Company all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company’s interests therein.  The Employee shall not charge the Company for time spent in complying with these obligations.  If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

(c)                                  Records.  The Employee agrees that in connection with any research, development or other services performed for the Company, the Employee will maintain careful,

adequate and contemporaneous written records of all Inventions, which records shall be the property of the Company.

7.                                      Company Documentation.  The Employee shall hold in a fiduciary capacity for the benefit of the Company all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Company or the Company’s business that are in the possession or under the control of the Employee.

8.                                      Injunctive Relief.  The Employee acknowledges that the Employee’s compliance with the agreements in Sections 5, 6 and 7 hereof is necessary to protect the good will and other proprietary interests of the Company and that the Employee is one of the principal executives of the Company and conversant with its affairs, its trade secrets and other proprietary information.  The Employee acknowledges that a breach of any of the Employee’s agreements in Sections 5, 6 and 7 hereof will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and the Employee agrees that in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

9.                                      Full Agreement.  This Agreement amends, restates and supersedes the Prior Agreement and all other consulting and employment arrangements between the Employee and the Company, but shall not supersede any existing confidentiality, nondisclosure, invention assignment or non-compete agreement between the Employee and the Company.  Except as set forth in the preceding sentence, this Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties.  The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

10.                               Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

11.                               Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

12.                               Construction.  This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

13.                               Assignment.

(a)                                 By the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement may be assigned by the Company without the consent of the Employee.

(b)                                 By the Employee.  This Agreement and the obligations created hereunder may not be assigned by the Employee, but all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s heirs, devisees, legatees, executors, administrators and personal representatives.

14.                               Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Marinus Pharmaceuticals, Inc.
Three Radnor Corporate Center

100 Matsonford Road, Suite 304

Radnor, PA 19087
Attention:  Chairman of the Board

If to the Employee:

Christopher M. Cashman

1502 East Grand Oak Lane

West Chester, PA 19380

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

15.                               Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

16.                               Section 409A.  It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Employee to payment of interest or any additional tax under Code section 409A.  The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Employee.

17.                               Survival of Covenants.  The provisions of Sections 4, 5, 6, 7 and 8 hereof shall survive the termination of this Agreement.  Furthermore, each other provision of this Agreement that, by its terms, is intended to continue beyond the termination of the Employee’s employment shall continue in effect thereafter.

(Signature page follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Jay P. Shepard

Title:	Chairman, Compensation Committee

/s/ Christopher M. Cashman
Christopher M. Cashman